Exhibit 99

DIAMONDCLUSTER INTERNATIONAL REPORTS SECOND QUARTER
FISCAL YEAR 2005 RESULTS
Raising EPS Guidance on Strong Demand in North America

CHICAGO, October 28, 2004—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced results for its second quarter of fiscal year 2005 (ended September 30, 2004).

Net revenue (revenue before reimbursable expenses) for the second quarter of fiscal year 2005 was $46.1 million, compared with $38.2 million for the second quarter of fiscal year 2004, and $44.9 million for the prior quarter. The Company reported net income of $4.1 million or $0.12 per diluted share for the second quarter of fiscal year 2005, compared with net income of $0.5 million or $0.01 per diluted share for the second quarter of fiscal year 2004, and net income of $3.4 million or $0.10 per diluted share for the prior quarter. The Company ended the second quarter of fiscal year 2005 with a cash balance of $87.0 million, up $14.3 million from $72.7 million at the end of the previous quarter.

“Our improving performance in the September quarter was the result of continued strong demand in North America,” said Mel Bergstein, chairman and CEO of DiamondCluster International. “We saw sustained growth in our Financial Services, Healthcare, and Insurance industry practices, plus we added the U.S. Department of Justice as a strategic new client for our Public Sector practice.”

DiamondCluster served 63 clients in the second quarter of fiscal year 2005, which was the same number of clients served in the year-ago period. The Company added 13 new clients in the quarter. North American clients represented 69% of net revenue in the second quarter of fiscal year 2005, up from 61% in the prior quarter.

As of September 30, 2004, DiamondCluster had 521 client-serving professionals, compared with 454 in the year-ago period, and up 34 from 487 at the end of the prior quarter. Annualized revenue per professional was $366 thousand in the second quarter of fiscal year 2005, compared with $327 thousand in the year-ago period, and $371 thousand in the prior quarter. In North America, annualized revenue per professional in the second quarter of fiscal year 2005 was $400 thousand, up from $350 thousand in the year-ago period.

At the Board of Directors’ meeting on September 14, 2004, the Board increased the Company’s total share repurchase authorization to $25 million of common stock. During the September quarter, the Company repurchased 630 thousand shares of stock for $6.8 million. At the end of the September quarter, the Company had $23.8 million of the Board-approved repurchase authorization remaining.

“We are expecting the December quarter to be another strong quarter, driven primarily by continued demand in North America—especially in Financial Services, Healthcare, and Insurance. We are expecting net revenue for the December quarter to be in the range of $48 million to $50 million and earnings to be $0.13 or $0.14 per diluted share. For the full fiscal year (ending March 31, 2005), we are refining our guidance for net revenue to be in the range of $190 million to $196 million, in line with our 25% annual net revenue growth target. We are raising our guidance for fiscal year 2005 earnings per diluted share to be in the range of $0.49 to $0.52. This is up from our previous guidance of $0.46 to $0.50 per diluted share.”

About DiamondCluster International

DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices in Europe, North America, and South America. To learn more, visit www.diamondcluster.com.

Conference Call

Management from DiamondCluster International will host a conference call today, October 28, 2004, at 8:00 am CT to discuss the results of the quarter. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com.

Forward-Looking Statement

Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. and Northern European markets, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-Q for the first quarter of fiscal year 2005, ended June 30, 2004.

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$46,116	$38,213	$90,981	$72,243
Reimbursable expenses	6,382	5,153	13,068	10,340

Total revenue	52,498	43,366	104,049	82,583
OPERATING EXPENSES:
Project personnel costs before reimbursable expenses	27,933	25,355	55,699	48,368
Reimbursable expenses	6,382	5,153	13,068	10,340

Total project personnel expenses	34,315	30,508	68,767	58,708
Professional development and recruiting	1,619	1,132	2,931	1,841
Marketing and sales	589	752	1,375	1,275
Management and administrative support	8,305	7,954	16,500	17,429
Stock-based compensation	3,476	2,282	6,997	8,303
Restructuring charge	—	—	—	4,233

Total operating expenses	48,304	42,628	96,570	91,789

INCOME (LOSS) FROM OPERATIONS	4,194	738	7,479	(9,206)
OTHER INCOME, NET	263	213	578	615

INCOME (LOSS) BEFORE INCOME TAXES	4,457	951	8,057	(8,591)
INCOME TAX EXPENSE	337	490	496	1,001

NET INCOME (LOSS)	$4,120	$461	$7,561	$(9,592)

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.12	$0.01	$0.23	$(0.30)

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.12	$0.01	$0.21	$(0.30)

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	33,421	32,440	33,403	32,244
SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	35,253	33,892	35,349	32,244

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
ASSETS	2004	2004
	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$86,962	$81,304
Accounts receivable, net of allowance of $1,197 and $1,650
as of September 30, 2004 and March 31, 2004, respectively	21,365	23,219
Income taxes receivable	568	569
Prepaid expenses and other current assets	6,854	10,373

Total current assets	115,749	115,465
Computers, equipment, leasehold improvements and software, net	5,616	6,473
Other assets	676	729

Total assets	$122,041	$122,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,779	$6,250
Restructuring accrual, current portion	3,300	3,528
Accrued expenses and other	21,308	26,102

Total current liabilities	29,387	35,880
Restructuring accrual, less current portion	4,542	6,000

Total liabilities	33,929	41,880
Stockholders’ equity:
Common stock, 34,138 shares outstanding as of September 30, 2004
and 34,347 shares outstanding as of March 31, 2004	561,722	563,585
Unearned compensation	(4,323)	(6,324)
Accumulated other comprehensive income	2,484	2,858
Accumulated deficit	(471,771)	(479,332)

Total stockholders’ equity	88,112	80,787

Total liabilities and stockholders’ equity	$122,041	$122,667

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$4,120	$461	$7,561	$(9,592)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Restructuring charge	—	—	—	4,233
Depreciation and amortization	809	1,168	1,684	2,387
Write-down of net book value of property, plant, and equipment	15	181	31	344
Stock-based compensation	3,476	2,282	6,997	8,303
Tax benefits from employee stock plans	91	93	133	226
Changes in assets and liabilities:
Accounts receivable	8,057	(87)	2,002	(6,723)
Prepaid expenses and other	103	(463)	3,679	(971)
Accounts payable	(305)	(226)	(1,521)	825
Restructuring accrual	(704)	(3,736)	(1,686)	(6,697)
Other assets and liabilities	2,870	7,236	(5,570)	3,715

Net cash provided by (used in) operating activities	18,532	6,909	13,310	(3,950)

Cash flows from investing activities:
Capital expenditures, net	(468)	(289)	(813)	(344)
Other assets	37	219	91	635

Net cash provided by (used in) investing activities	(431)	(70)	(722)	291

Cash flows from financing activities:
Common stock issued	2,852	(1,756)	3,530	904
Purchase of treasury stock	(6,798)	—	(10,523)	—

Net cash provided by (used in) financing activities	(3,946)	(1,756)	(6,993)	904

Effect of exchange rate changes on cash	106	(55)	63	92

Net increase (decrease) in cash and cash equivalents	14,261	5,028	5,658	(2,663)
Cash and cash equivalents at beginning of period	72,701	67,637	81,304	75,328

Cash and cash equivalents at end of period	$86,962	$72,665	$86,962	$72,665